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                                                                    EXHIBIT 99.1

                                     NEOWARE
                            Q4 Update Conference Call
                                  July 13, 2006

OPERATOR

Welcome to the Neoware fourth quarter update call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session.

I would now like to turn the call over to Mike Kantrowitz, Neoware's Chairman and CEO.

Mr. Kantrowitz, you may begin.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Welcome, everybody, to Neoware's conference for the pre-results for our Q4 fiscal 2006. With me today is Keith Schneck, our Chief Financial Officer; and we are here to talk about our preliminary Q4 results, give you some information about our 2007 operating plan, and also give you some color on today's announcement that we brought Klaus Besier in as President.

So before we begin let me turn it over to Keith for the Safe Harbor. Keith?

KEITH SCHNECK - NEOWARE - CFO

The following topics to be discussed today will contain forward-looking statements - our preliminary revenue estimate is 23.5 million for the June 2006 quarter, the financial impact related to our German distributor, the impact of certain items on gross profits in the June quarter and our estimate of GAAP operating expenses for the June quarter. Our estimates of revenue gross profit percentage and operating expense increased for fiscal 2007 - our projection of first-quarter 2007 revenue; the projected revenues from several enterprise accounts for fiscal '07; our projection of the rate of growth in our business; our expectation of increasing our business with IBM in fiscal '07; our confidence in our future and future opportunities for revenue growth in new verticals and for new products.

These forward-looking statements involve risks and uncertainties. Additional information concerning factors that could cause actual results to differ materially from these forward-looking statements are contained in our Form 10-K for our fiscal year ended June 30, 2005, filed with the Securities and Exchange Commission, and


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our quarterly reports on Forms 10-Q for the quarters ended March 31st, 2006,
September 30, 2005, and December 31st, 2005. Back to you, Mike.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Thanks, Keith, and before I get into any details on Q4 and on the 2007 plan let me start by commenting on today's announcement.

This morning we announced that we are bringing or have brought Klaus Besier in to the Company and he has joined us as President. Klaus has been a member of Neoware's board of directors since December 2005; and he and I have been discussing the possibility of him joining the Company prior to his being appointed or elected to our board - probably for about close to a year at this point.

He commented today that this is the longest job interview that he has ever had. Klaus's role in the Company is going to be to run internal operations - that's sales, marketing, operations, engineering, and human resources.

Klaus, along with Keith, will report to me and, effectively, Klaus is going to be the inside guy running the business and I will be the outside guy. This will free me up to spend more time with customers, more time on strategy as well as M&A and IR.

I want to make it clear, I'm not going anywhere. I am not ratcheting back my time or commitment to the business. As I pointed out, Klaus and I have been talking about this for nearly a year. And this announcement has absolutely nothing to do with our Q4 results. It is something we had in plan and in place prior to our Q4 results; and I also want to point out that he is not on our call today on purpose.

His job is to implement our 2007 plan and as important as our investors are, his job is really to focus on the business as opposed to investors.

The way we are going to do the call is I'm going to start by turning the call over to Keith for some commentary on Q4. But before I do let me just point out that Q4 was a significant miss, compared to our expectations and as a public company we take this very seriously.

Frankly we would be somewhat less concerned if we were private because we believe that - and continue to believe - that our market opportunity is very strong. That hasn't changed one bit as a result of our Q4 miss in revenues. And we have pointed out consistently that we will see variations in our business. We have seen variations in our business both on the positive side and as we saw in Q4 on the negative side.

We will continue to see these kinds of variations - both positive and negative - moving forward in our quarterly performance. And we will see that even as an overall revenue trend is positive.

In fact, we see and we said this in our last conference call and it is true and even more true today. We continue to see more and more signs that thin client computing is gaining ground. Security is such an important issue these days in IT deployments. We are seeing more deployment of thin clients and more and


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more verticals with verticals like government, the Department of Defense, banking and finance coming on strong in thin clients.

So I want to make it very clear that we are very confident in our opportunity that nothing has changed in terms of our confidence, our belief in where thin client is heading. And also our belief in our position both competitively and just, overall, strategically in our business. So that confidence remains 100% intact and you will see that when we talk about our 2007 plan.

So for some commentary - first on Q4 and then on the 2007 plan - let me turn the call over to Keith.

KEITH SCHNECK - NEOWARE - CFO

Let me start with the commentary on Q4 and also note that the financial information we will discuss today is still preliminary and subject to completion of our year-end audit. We expect to release final results in early August.

On June 29th, we indicated that our revenues for Q4 would be in the range of 23 to $24 million for the quarter. At this point, while revenue still could be adjusted for things like stock rotations and credits, it appears that revenues will be approximately 23.5 million for the quarter and around 107 million for the year. This is roughly flat from the prior year fourth quarter and a 36% increase from the prior year.

Revenues were impacted by lower-than-expected sales to certain existing customers in the last two weeks of the quarter. As late as the week of June 12, we still believed that while it was still going to -- while it was going to be tight, we still had the possibility to generate revenues in the $30 million range.

So what happened? Basically we had sales opportunities in our pipeline that did not close.

These opportunities were with existing customers, not with new customers that were lost to the competition. Obviously, one big issue that we experienced in the quarter was that our visibility into our pipeline is a problem.

Frankly this is nothing new. If you go back to our September quarter, as late as the first week of September, we announced that our results would be approximately $2 million higher than analyst estimates. With only three weeks left in the quarter, we ended up with revenues that were actually $5 million higher than original analyst estimates. So that in that quarter we experienced the same visibility issues only on the positive side.

In addition to several enterprise accounts that did not close, in early July, we were informed by one of our German distributors that they are experiencing significant financial difficulties and would likely declare insolvency.

As a result we have reversed revenues of about $675,000 invoiced to this customer in April, May and early June. We recovered a portion of this lost revenues by getting back inventory that they held at the end of June and also added about $475,000 to our reserve for doubtful accounts, which will be included in G&A expense in the June quarter. This distributor is continuing to operate on a cash in advance basis for new product and is


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developing a restructuring plan. Primarily because of the product mix and higher overhead costs, our gross profit margin for the June quarter will be lower than our past several quarters.

The gross profit impact of the revenue reversal, net of recovery inventory, is about 1 percentage point. Product mix - including the impact of e900 sales this quarter - will have around a 3% impact.

We also incurred a higher manufacturing overhead in the June quarter as we had ramped our supply chain anticipating much higher revenues for this quarter. This higher overhead will have about a 2 percentage point negative impact.

So in total, our gross margins will be approximately six points lower than it was in Q3.

We expect our GAAP operating expenses for Q4 to be in the range of 8.5 million to $9 million, reflecting the increase in allowance for doubtful accounts offset by lower sales commissions and no bonus accruals with option expense and amortization similar to Q3.

Moving to fiscal 2007, we will provide a full outlook of our fiscal 2007 guidance as part of our year end earnings call in early August. However we will provide some insight into our fiscal 2007 planning on the call today.

We are targeting a revenue increase of 18% to 20% over our fiscal 2006 level, with revenues in the first quarter roughly comparable to Q4 levels. Mike will provide some more color on the specifics of this.

Although we haven't changed our pricing strategy and don't currently expect to, we are budgeting GAAP gross profit margins at the lower end of our previous guidance in and around the 40% range plus or minus a point or two. We think it's prudent to do this, given that we are looking to increase our revenues significantly with new customers and because of our marketing and selling programs designed to stimulate our sales and market growth.

We're confident that our shortfall in Q4 is not a result of a slowdown in our market opportunity. So we are planning progressive investments to build our market and to gain market share. These investments will include additions to the sales teams in the U.S., Europe and Asia as well as additions in marketing staff and programs designed to stimulate thin client awareness and lead generation.

We expect G&A expense will increase but at a much lower rate and R&D should be in the similar range as in recent quarters as a percentage of revenues. Overall, we expect to increase our fiscal 2007 operating expenses by approximately $7 million, roughly matching our expected fiscal 2006 operating expense increase over fiscal 2005 - both before taking into account the impact of stock option expense and amortization of acquisition-related intangibles.

Stock option expense was zero in 2005 and approximately 3 million in fiscal '06. Amortization of the acquisition-related intangibles was 1.2 million in 2005 and approximately 2 million in fiscal '06. We haven't yet calculated these numbers for fiscal '07.


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So to summarize our 2007 plan, we are making additional investments in our business, comparable to those which we made last year because we believe in our opportunity and we're confident that we are in the right place with the right strategy at the right time.

I will now turn it back over to Mike to provide some additional comments on the business.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Thanks Keith.

Our fundamental problem in Q4 - other than the specific issue with our German distributor that Keith commented on - is that we had too high a concentration of business and of projected business with too small a group of customers.

I want to point out the projected business that we had in Q4 that we didn't close isn't moving directly into Q1. This is business that we don't believe that we have lost but we believe that it is going to happen over a more extended period of time, with this group of existing customers. Let me point out again, I think the fundamental problem is that we've had a strategy of relying on too small a group of large enterprise customers.

Really that's -- in retrospect and in hindsight, it is easy to say that that's a result of the strategy that we have implemented for the last two years. Two years ago, we looked at our growth opportunities and we said the best way to grow our business is to grow our enterprise sales with large multinational companies to increase our focus, gain traction from IBM, hire enterprise salespeople, open support and development centers around the globe to go focus and have the support resources to be able to deliver solutions for enterprise customers. We did this and it worked.

We delivered more than 35% revenue growth in this last year as a result of this strategy. But focusing on large enterprise customers as we saw also increased our volatility on a quarterly basis.

What happened in Q4 is that several of our large enterprise customers didn't buy. Looking forward at 2007, Keith pointed out our 2007 numbers. We want to the extent that we can to be conservative right now, given what's happened to us in Q4. But we also lack visibility into additional purchases by some of these existing customers. Our revenue forecast that Keith gave you reflects this.

So I want to point out that while we are forecasting only 18 to 20% growth in revenues, that includes the fact that revenues from several large enterprise customers - who generated 27 million of revenues in fiscal 2006 - are based upon our current projections, projected to generate only about 17 million in fiscal 2007.

So if you exclude that decline - that $10 million decline - that we are projecting from those customers, obviously our other business is projected to grow at a much more rapid rate, exceeding market growth as we have in the past. We've consistently grown faster than our market and we believe we will continue to do that; and this plan does that other than these particular projected declines at this point from these large enterprise customers.


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In fact, in the first half of fiscal '06, so the first six months of last fiscal year, we had revenues of nearly $12 million from two large enterprise customers that we currently don't have visibility for in the first half of this year. Now again I want to emphasize we to the extent possible are trying to be conservative in our guidance here. While we don't have visibility to business from these customers, I want to point out they absolutely could generate business.

As an example two of our retail customers - CVS and O'Reilly Auto Parts - significant business is generated by these customers when they announce significant acquisitions. For example, CVS today announced an acquisition. It wasn't a significant one but obviously we don't have any visibility into these types of acquisitions prior to either rumors or public announcement by these companies. And significant future business - being dependent upon these acquisitions - in putting together our plan we specifically said, "Let's try to be conservative. If we don't know about the business, if we don't know about the acquisitions, let's not project it."

That is exactly what we did in delivering these plans. So we said, to be prudent is to budget nothing for sales that could happen as a result of these companies' future acquisitions. Now again we hope that this is conservative because these companies have acquisition strategies and have publicly stated that it's their intention to continue to pursue acquisitions.

So again excluding this impact, we are projecting to grow the rest of our business at a much faster rate than the amount that we are talking about on the top line as a whole of 18 to 20%. And we believe we are going to grow or we are projecting and planning to grow faster than the market, as it is projected by industry analyst consistent with our performance in the past.

The other thing I want to point out that in the hope to be conservative that we are not doing is, we are not budgeting any increases in revenues or significant increases as a result of new product introductions nor are we projecting increases as a result of expanded sales of the Neoware e900 to new customers.

We do have some very interesting products on the near-term horizon. And we also believe that the Neoware e900 has great possibilities with other customers. But in an effort to be conservative since these opportunities are not in our pipeline we are not forecasting them.

Let me comment on our IBM relationship. The IBM relationship had zero impact on the results for Q4. For the quarter, they represented about 11 to 12% of our business for the quarter. But that's only because - it's in that range only because some of the large enterprise customers that we expected to close would have closed through IBM.

Let me point out just the relationship we have with them. By the time we close significant business with customers, it is our job to close the business. It is not IBM's job. The way our relationship with IBM works is we work with them at the beginning part of the process - getting into accounts, identifying which accounts we get into, targeting their sales organization, who are the right people in those accounts to talk to.

By the time we have a pipeline of opportunities we are managing the pipeline. We are the ones that are closing the deal. So the Q4 results really had zero impact, as a result, because of the IBM relationship. We


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absolutely expect to do more business with them in 2007 than 2006. That is in our plan. And while IBM has no exclusive relationships that we are aware of with any vendors we aren't seeing any inroads by our competition. And we believe that this relationship remains very strong and is increasing in strength, and that we will do more business with them next year than we did this year.

Keith commented on the fact that we are going to spend more money on operating expenses this year. He pointed out that we are budgeting increases in this year that were comparable to the increases that we actually implemented in 2006 compared to 2005. But we have a number of new initiatives for this year that we think address some of the issues we saw in Q4.

I talked about the fact that we have a strong focus on large enterprise customers. That's really been good for us but it has increased our volatility. One of the things that we didn't do was, as we implemented this enterprise focus
- and I think this was an appropriate decision when the Company was a 30 to $40 million company and there was a limit to what we could do was, we really focused only on enterprise customers. We didn't focus on other channels to market. And that is going to change. Some of the initiatives that we are implementing in 2007 are to focus on new channel initiatives with distributors and resellers and VARs. Relationships -- increasing our relationships with systems integrators.

So basically part of that is to grow a core base of business that provides a run rate of opportunities so that there is both greater growth - because we are going after a different segment of customers including small and medium business customers in the channel - and also some more of a run rate of business that provides a base level opportunity and potentially less volatility as a result of large enterprise deals.

We are hiring between 20 and 25 new salespeople in this plan. We are spending significantly more on marketing, both on people and programs. And as Keith pointed out, we want to be conservative in our gross margin guidance. We typically budget gross margin declines. We've done it in each of the last several years and in those years we haven't experienced them.

We aren't currently making any changes in our pricing strategy but as we pointed out in the past, and consistently we have said this - we said it last year, we said it during the year - we would consider getting more aggressive in pricing if we felt that that would increase our business or increase our share of the personal computer market. But again I want to point out no decisions have been made to do this at this point.

Our 2007 plant is an aggressive plan. And we are doing this and implementing this plan because we firmly believe in our market and in our opportunity. And we also believe that the best way for us to deliver shareholder returns is to focus on growing our market, focus on growing our market share. And that, if we can consistently do this grow our revenues and grow our profits that that's the best way that we can -- that we can deliver shareholder returns.

So that brings the formal part of our presentation to an end. At this point I would like to open up the floor for questions. Let me apologize in advance if we don't get to your questions. We have limited time for them. Jean, let's open up the call for questions.

OPERATOR


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(OPERATOR INSTRUCTIONS) Brad Mook from Boenning.

*Q**: Couple of questions. One, you didn't touch on geography at all. Can you just discuss North America versus Europe and how that played into the shortfall?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

We saw the shortfall across the board obviously because of the German distributor and the reversal of the revenues in Europe. Obviously there was significant impact there. But we saw it in both the U.S. and Europe. Asia is pretty significant for us or insignificant for us. So we pointed that out in our original press release.

*Q**: Yes; I just wanted to -- in your review since then update on that. And you -- as you discussed the kind of saturation within the existing enterprise accounts, can you talk about potential going forward due to new acquisitions? Are there existing opportunities within those customers for you to expand the product footprint? You've talked about it in the past and maybe you don't have a firm pipeline now and that's not why you are discussing it. But I'm just wondering if you can expand the opportunities within CVS and some of those other guys?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Well I mean that's a really good question; and I think your use of the word 'saturation', I think, is an interesting one. I purposely didn't use that word because I don't think it's necessarily saturation. What we wanted to do is to say if it's not in the pipeline if we don't have visibility into it let's not forecast it.

So to directly answer your question, yes, there are absolutely other opportunities inside of these businesses. And I wouldn't use the term saturation. We will work to get our products into other segments of this business.

And in addition there are opportunities in some of these businesses like CVS when they do acquisitions so I purposely wouldn't use the term saturation. We don't think we're saturated but we just wanted to take as conservative an approach as possible given the miss that we just had in Q4. And I would say if it's not in the pipeline, don't forecast it.

*Q**: Understand. You typically don't give quarterly guidance. You kind of mention flat sequential in September. You can't have good visibility right now just based on obviously what we have seen and the linearity in your quarter. So is that flat comment just trying to set expectations real low so that you don't disappoint two quarters in a row?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

We don't really try to manage, honestly, that. We try to be transparent and give information that we have. I think the flat comment two quarters in a row is more, if you look back to that quarter, we had a $6 million deal from one customer and we don't -- we don't have visibility to something similar in this current quarter that we're in.

If you say flat sequentially or excuse me, yes, flat sequentially but then you look at it in terms of growth, excluding that one $6 million deal, it's still pretty good growth.


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*Q**: Okay.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Okay. So it's really more the result that in the first half of last year we had $12 million worth of business from two large enterprise customers and based on the visibility we have today, we don't see those same deals happening in the first six months of this current fiscal year.

*Q**: Then on the margin, you are talking about budgeting and lower gross margins going forward but that not being a function of pricing. So what is the driving factor behind your budgeted margin to clients?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Well, it is a factor of pricing. So I mean that's why we budget that way. So in the last several years, in terms of our internal budgets, we've budgeted for lower pricing and the industry analysts have consistently shown lower pricing in their models moving forward. We haven't experienced that.

But one of the things I think given that our focus is to really grow our business with a lot of new enterprise and small or medium business customers and with new channels I think it's prudent to say we should reserve the ability and the opportunity and communicate to the external world that - while we haven't done it yet - we may use pricing if we think that is going to be effective.

*Q**: Thanks. I will double back.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Okay. Thanks Brad.

OPERATOR

Bill Becklean from Oppenheimer.

*Q**: The last time you publicly sort of talked about 2007 numbers, it was in the context of being comfortable with analysts' estimates which at the time were up around 125%. You scaled that back now to 118, 120. Is that totally a result of getting more conservative about trying to forecast some of the continuing sales from your March customers? Is that what that is all about?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Yes. What we forecasted was an 18 to 20% increase from 100 -- approximately 107 million that we delivered last year. And that's exactly what it is, what we wanted to do is and I am (technical difficulty) going to say that this is a totally conservative projection because it is really pretty aggressive growth when you exclude these customers that we don't have visibility into.

So what it's a result of is the fact that certain existing customers we don't have visibility into their purchases. And that was what hit us in Q4. So burned once, don't get burned twice. If we just got burned for that in Q4 that we understand that we didn't have visibility, well, let's face that and be honest about it and if we don't have visibility, let's not forecast it. So that is what is driving that change.


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*Q**: So how about visibility into business coming from the IBM channel that you're just working on? Do you have more visibility about that than you do from these large existing customers?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

We have -- we definitely have. I mean we have a really pretty good system here for managing our pipeline first. Let me point out we have an integrated selling system so that our material forecasts are all generated off our CRM system. We manage the IBM pipeline.

We do have decent visibility into new opportunities but to make up so for this first six months of fiscal 2006, we had $12 million worth of business from two large enterprise customers that right now, we don't have visibility into that level of business from those customers. So in order to show flat growth even, we have to come up with $12 million worth of business in the first half of fiscal 2007.

We've got visibility into those kinds of opportunities. But if you don't have that $12 million worth of business you had last year you have got to go make it up with new customers. We think we will do that.

*Q**: Thanks Mike.

OPERATOR

Glenn Hanus from Needham.

*Q**: Just to make sure we clarify, at the end of your talk you used the term 'aggressive plan'. You don't mean aggressive from revenue standpoint, you mean aggressive that your marketing -- you are trying to take a more conservative stance from a revenue standpoint. But you are aggressive from an investment standpoint. Is that what you mean?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Yes I'm glad you clarified that, Glenn, because I think what we were trying to say is that, we firmly believe in our market opportunity. We don't think that has changed one bit. If anything we believe more in it today than we did six months ago.

So one thing that we are clearly not doing with our plan is saying 'Wow, we missed Q4. Is the opportunity still here? Should we be cutting back our operating expenses?' We are not doing any of that at all.

So when we talk about an aggressive plan we are talking about what we see as a very significant opportunity and we are investing in order to seize it. And we believe those investments are going to pay off in terms of increased revenues and increased profits for us and our shareholders.

But as you clarified and as you pointed out there, when we look at actually how we're going to forecast our revenues we want to do that conservatively, given what we just did in Q4.

*Q**: In terms of adjusting how we think about seasonal patterns, which in the past has usually been a strong December and a strong June you have some different factors going on here with the first half of last year,


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where you had those 12 million of revenue. How should we sort of circle that up with -- ? Do you think the seasonal patterns of the past are sort of irrelevant and we shouldn't really think that way anymore or what?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

No I don't. I mean I think if you go through what we said, you can probably come out with some numbers. So we said first half roughly flat from last year. We said first quarter roughly flat from last quarter. So you can probably and -- while we don't give quarterly guidance I don't want you encouraged to think encourage you to think this is quarterly guidance. You could, by that, sort of deduce that that the second quarter is going to be up from the first quarter there.

And then we are looking at making investments which we're going to start making in this current quarter. We're going to make more of them next quarter. Those things don't happen immediately but our impact is that those things will - and based upon pipeline that we see today that we've got other things that are going to happen in the second half of the year.

And I think while we didn't comment on the specific breakdown by quarter in the second half of the year I think that when you look at the IT industry in general, while this isn't a forecast or something specific about us, typically, the first quarter of the calendar year is not as strong as a second quarter of the calendar year. And then for us, that second quarter being the end of our fiscal year we would continue to think that would be stronger than the first quarter of the calendar year.

*Q**: Right and for the fourth quarter, the people they didn't buy. Is there any reasons you've sort of come up with out there that happened or something that made them a group of people suddenly become more cautious towards the end of the quarter that you saw?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

No, I think our issue is that it really is that we were too dependent on two small of a group of customers and we haven't spread our business around to enough customers. I don't think that there was any commonality about. I think it was that we really didn't have the visibility and the handle on the pipeline. And we've become a lot more stringent about trying to understand where our business is going to come from and how realistic that is. So no I don't think this is part of some kind of macrotrend for example.

*Q**: Last quarter you had a backlog of 1.8 million going into this quarter. Are there any comparable figures you can or (MULTIPLE SPEAKERS)?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

I think, you know, while we do have some backlog going in this quarter I think mentioning the number is actually irrelevant because last quarter we mentioned it and actually it was irrelevant. So I don't think that's a relevant statistic. That's an important thing to look at because last quarter while we had that revenue, that number -- that backlog going into the quarter we still had a rough quarter.

*Q**: Maybe lastly, any color on follow-on software sales with Image Manager, Remote Manager, TeemTalk, etc.? Any color you can give us on the sort of stand-alone aspect of software sales and trends among products?


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MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

We see very good opportunities there. We have some new products coming out as I pointed out including new versions of our Remote management software that we think are not only going to be potential opportunities for stand-alone software sales, but really with every single one of our software products that are designed not only for stand-alone software revenue but also to drive sales of new combinations of devices in software.

I think we've really been clear and that doesn't change today. From an R&D perspective we are a software company. That is where we spend R&D but really that software is designed to drive the combination of thin client and software sales. And we will sell that and we will continue to sell that on a stand-alone basis but we continue to believe that our biggest opportunity is the combination of our software with the devices. And the fact that we are really investing in that software gives as a big competitive advantage over some of our players that aren't making those same kind of software investments.

We said last year - and this hasn't changed this year - that while software can continue to grow, the real opportunity here is the combination of the software and the device.

*Q**: Thank you.

OPERATOR

Mark Kelleher from Canaccord Adams.

*Q**: Thanks. Mike, I might have missed it but did you put an EPS number out on an estimate for the June quarter?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

No, we didn't. It's just - it's still too early. We have one internally but it is not one that we are ready to publish externally. But I think we gave a lot of stuff that (technical difficulty) need to do the math when you go back and listen to the call.

*Q**: All right and just to clarify going back on Glenn's question about why the customers did or didn't buy at the end of the quarter. So what you're saying is -- not to put words in your mouth but you are saying that there wasn't a change from those customers as you went into the end of the quarter. It was just your visibility or projection of those customers was off.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

We thought that they were going to buy. We thought that the opportunities were there up until the last half of the quarter and then the opportunities weren't there. We (MULTIPLE SPEAKERS) last half of June.

*Q**: (MULTIPLE SPEAKERS) or because something changed at those OEMs? At those customers?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO


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

Well it's all end customers. So none of this is about our channels. It was incorrect information on our part, basically. It was information -- most of this is business that can continue to happen. I'm not going to say will continue to happen, but can continue to happen, but it shouldn't have been in the pipeline. It shouldn't have been -- it just didn't happen. It shouldn't have been in the pipeline.

We need to be and we have been now, as a result of that, a lot more stringent about what is going to go in our pipeline and what are we going to forecast externally based upon that.

*Q**: All right and in the March quarter you didn't have the customer concentration issue. Was that -- and we kind of thought we had got by a milestone there. Was that sort of an anomaly for that March quarter?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

I don't know that I would say it was an anomaly. I think the problem that we have is with too small of a concentration in individual customers, yes, you can have some quarters in which you have great business without a big customer concentration. But overall, when you look at our business last year so if you look at it, just at those four quarters of last fiscal year, you would say, 'Yes. The March quarter was anomalous.' Because in the other three quarters you had two with big enterprise deals and one where we missed our numbers where we didn't have the enterprise deals.

So if you look at it in the context of only those four quarters you might say it was anomalous; but I think when you look at it moving forward I think we have the opportunity in our plan that we have in place that we are outlining here is really to build up more of that kind of more run rate business as well as the enterprise business. We are not taking one step away from the enterprise business. We think that is a huge opportunity, but to have more of that kind of run rate business without that necessity to depend on 2, 3, 4, 5, $6 million deals - that would make everybody sleep better at night.

*Q**: All right and the last question. The e900, you kind of alluded to that in the mix of gross margins. Was that -- can we assume that that was fairly strong in the quarter?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

It wasn't bad for the quarter. It was decent. So you can kind of do the math and back into it. We've decided that on a product breakdown basis for competitive reasons we're better off not actually breaking that product out, because people know or so far anyway, it's sold to one customer and we don't really feel like giving of our competition exactly. But I think for you guys that know what that gross margin has been historically, you could probably do the math.

*Q**: Okay. Great. Thanks.

OPERATOR

Steve Freitas with BMO Capital Markets.

*Q**: I am wondering how much business you currently do direct versus indirect?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Really very little of our business is direct. I don't have the number for this quarter right in front of me, although we do know it. But I think if you look at our business over the fiscal year we have one customer that we have been doing business directly with - that's a major customer - and that is just because that customer insisted on doing it. Excluding that one customer, I'd venture to guess 90 to 95% of our business is indirect.

And our focus, we really believe in building scale for our business and building a scalable business model, indirect business channels are the way to go in order to leverage our own people with the salespeople and the infrastructure of our partners.

*Q**: So the current salespeople you have and the ones that you plan to add, they are not incentivized on direct sales? They are more of an overlay to your channels. Is that fair to say?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

They are focused on end user deals but they are more incented - not from a comp plan perceptive, but just from the ability to grow their business to move those deals through the channel. Our basic sales philosophy is, I mean, take IBM as a great example, if you're going to do a very large deal, you're better off doing that deal with IBM because then you use that in order to try to get into five additional deals that IBM brings you into.

That's really part of our go to -- that has historically been part of our go-to-market strategy.

*Q**:: But even if your direct sales force find a deal you'll gear that and fulfill it through your channel. Is that --?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Yes that would definitely be our preference; the only time we do business with a customer directly is -- I wouldn't say the only time, but in large enterprise customers the only time we really want to do it is when the customer insists that they want us on the hook for something. For example, they want us with a contract on the hook for some kind of liability or they absolutely insist on doing the business deal with us directly. That is not the way we want to do business.

*Q**:: And how many VARs would you say you currently have now and what is the plan, as you can share it in terms of how many you want to have, say, a year from now, for instance?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

That's a good question and I don't -- we don't have that complete detail in terms of our 2007 plan; our 2007 plan is done from a numbers perspective and in terms of objective.

Today with VARs there's always an 80/20 rule. You can throw out a number of how many VARs you have and I would venture to guess today, we probably have somewhere between -- I don't know the exact number here -- 500 + VARs.

But it's maybe 20 rule. 20% of those are the ones that are effective and 80% of them are -- they do some business with us but it's certainly not a focus on them.

We do want to increase our VAR channel. We think that there is a big opportunity in the channel for thin client products. Thin clients ourselves as part of a complete solution. One of the things we want to avoid is too many resellers where you end up with channel conflict; but we don't think we're any where near that at this point.

So one of the things that is new for us in our 2007 plan - compared to our plan in the past - is while we have always sold through the channel it hasn't really been a very significant priority for us. Our priority has been enterprise accounts through IBM and other big channels to market like IBM. But now we're going to have a much bigger focus on both VARs, on resellers, systems integrators, and the distribution channel as well.

*Q**:: With respect to VARs and integrators do you have certification requirements and certain minimums that need to -- they need to sell to, need to be certified to resell and implement your solutions?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

We do have certain certification requirements. So to buy our products through distribution, the customers need to be certified by us. We do have certification requirements and, typically in the past, we haven't done that tied to specific minimum quantity requirements. That may change in the future or may not. But we haven't had that in the past.

*Q**:: And I guess -- I don't want to take up too much more time but maybe just one more regarding, when do you think a customer is saturated or fully penetrated? I'm sure that varies by vertical but say someone like a CVS or an O'Reilly, is it 50% of the users that they are in clients for 50% of their employee count? Is that -- or what is it your rule of thumb for determining when a customer is saturated?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

It varies from -- it's really hard because that would vary from customer to customer. I think we are pretty careful not to use the term 'saturation' with our customers. I think even with every one of our customers we think we have opportunities to penetrate into other parts of their existing environments. I don't think we have a single customer that is saturated.

So we wouldn't -- there wouldn't -- I don't think we could do a metric like you just mentioned because in some places like a retail store, for example, a customer may have 50 employees in a retail store but only need three devices in that store, as opposed to a customer of ours who has a larger percentage of knowledge, workers where they may need one seat for every one of their workers. There is not an average across the whole range of customers we support.

*Q**:: But is the VISTA upgrade cycle, is that a positive driver for you, you think?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

We do think that that is going to present an opportunity for people looking at alternative architectures. I think that that is going to have people looking at architectures like virtualization architectures. Looking at server-based computing as an alternative, to that next treadmill that you get on, of upgrading all your hardware and upgrading all your software. I think that is going to encourage people to look at other alternatives, including thin client server-based computing and virtualization.

*Q**: Thank you.

OPERATOR

Brad Mook from Boenning.

*Q**: Just a couple of follow-ups. Mike, you mentioned that you didn't scrub your pipeline enough in the June quarter and that really comes as a surprise to me because, given the variability in your business quarter to quarter, I expect you would be giving that a pretty good look as you had through the quarter as it is just for enterprise planning purposes.

So can you kind of rationalize that a bit and explain why you weren't scrubbing it that much more appropriately?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

I think it is easy to say in retrospect. Basically our fundamental issue is, we had a pipeline of opportunities with existing customers; it was too small a group of existing customers. It was a group of existing customers that, based on past buying patterns, we believed would be buying in these kinds of volumes and they ended up not doing it. And some of them that were in there and some in some cases were ones that were in there because we had had indications from them that they would be buying in this volume. And, then, those plans changed.

So it wasn't only -- it wasn't just that we had them in there and they never had any intention of buying in these kinds of quantities. That's not the case. You know it is a variety of things and it's really easy in retrospect to look back and say "We should've done something differently."

I think the reality is there are very few companies that have a complete trajectory upwards without some bumps in the road. We obviously hit a bump in the road in Q4. I think what great companies do is they understand what those bumps are and they put things in place in order to fix them and that is our intent.

*Q**: Yes; you have to be able to look in hindsight and identify what you could have done differently.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Absolutely.

*Q**: That's the genesis of my question. Do you need to talk to your customers on a more regular basis? Do you need to doublecheck with whoever is (technical difficulty) giving you the information with their superiors to make sure it's really in the cards or --? (MULTIPLE SPEAKERS) in the quarters ahead?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

I really think what we need to do is, we need to have a broader base of customers and we need to have more channels to market and we need to focus on more than just these large elephants. So what we need to do is, we have got to have -- if you look at it from a numbers perspective better pipeline coverage so that we instead of being entirely dependent on a small group of enterprise customers, we're getting business from systems integrators, from VARs, from resellers, from enterprise customers, from small and medium business.

It was appropriate for us as a $40 million company to say. "Let's just focus on enterprise customers to grow our business." Today as a $100 million company we have many more opportunities and we have more resources. And we have more opportunity to do more things. We made a conscious decision that if we try to do more than this we might not be successful at anything. Today we have more resources and more opportunity to be able to do more.

*Q**: Okay. So if I get your message then it's not an issue of scrubbing the existing orders better. It's an issue of broadening the pipeline so you improve your visibility.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

That's correct. That's fair.

*Q**: The weakness that you saw from a group of enterprise customers and you mentioned 27 million last year going to 17 million this year. How broad a group of customers are we talking about?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

That's a very small (MULTIPLE SPEAKERS) customers.

*Q**: Very small?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Yes. I mean that's five or less.

*Q**: Okay.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

And that's part of our issue. Right? Is we had a small group of customers that generate a lot of revenue for us. We didn't say those customers aren't going to generate more revenues or aren't going to generate revenues in those numbers. What we said is - or in that range - what we said is we don't have visibility into that at this point.

*Q**: Right. Absolutely I think you painted that picture clearer earlier.

On the marketing side, I think at one point, you had said you had upgraded your marketing staff within the past six months or so. Has that shown any impact? Was that executed well? Is that -- did that factor into this plan going forward at all?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Yes it does. We absolutely did do that and those things, of course, take some time. Right? So to go from lead to prospect to pilot to customer does take some time. But absolutely that's something that we've already made some investments in; and we will continue to do that and do more of it because we believe that's going to pay off for us.

*Q**: Then, lastly, as you do your stuff for R&D and believe that helps to drive the system sales and increase the value of what you are offering, I get a lot of questions. I get feedback, one, that there's not -- there's just not enough software on these machines and required to run these machines to really make that a sound strategy.

The flip is aren't Citrix and Microsoft on the other end of that more on the server side and aren't they slowly moving their footprint out towards this incline? So can you kind of address that and where that stands?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Well, the second part is easy. I mean we don't see Citrix and Microsoft moving their footprint out to the (indiscernible) at all. That is not something that we've seen nor do I think strategically it makes any -- it's something that they would (indiscernible). If you think about Microsoft, why would they do that? This is a tiny market. So, Microsoft's objective is to get their software onto every cellphone in the world and every single living room in the world and go after the thin client market. And it just doesn't make any sense for them strategically. So we don't see any of that.

We are spending a lot of money on software R&D and zero on hardware R&D and so we firmly believe that software is the differentiator in thin clients and when you look at our enterprise customers we're doing software deployments and software integration for every one of those customers. And we think that that is when the fundamental things that separates us from our competition.

There are a lot of small players in this business. None of them can afford to spend what we are spending on R&D and none of them get these large enterprise deals that we got. So we do that that is a differentiator for us and the different philosophy than our more hardware-oriented competitors.

*Q**: Thanks.

OPERATOR

Israel Hernandez from Lehman Brothers.

*Q**: It's Victor; I'm on in behalf of Israel. Just a quick question. Could you talk about a little bit of -- little bit about the competitive environment especially with HP and (indiscernible) what you saw in the quarter?

Also in terms of the German distributor that is no longer with you, what are your plans to replace the distributor and how do you expect to get that revenue going forward from that sector of the market?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Okay. So on the German distributor, let me comment on that. That was one of our -- that was one of our distributors in Germany and so we have other distributors in Germany. So while we would expect some impact from the fact that we've lost that particular -- or potentially lost that particular distributor because let me make it clear that that company is still in business, and is still operating, and operating on a cash in advance basis with us and is developing a restructuring plan.

So we -- I wouldn't characterize it as lost. And let me make another point about that. We are taking a conservative approach to, say, that's reserve everything for this distributor. Should their restructuring plan be successful, that stuff could come back in. But where we sit right now we don't think it will.

So I wouldn't want to characterize that as overly conservative. We really don't believe it will come back in but should they develop an effective restructuring plan, obviously, those revenues and profits will come back into us in the future. But, don't assume that they are not. We don't assume that it's going to come back in.

But we have other distributors in that market and, also, one of our philosophies is, really, to have a pretty good understanding of the channel to market beyond the distributors. So as I mentioned earlier for example, we authorized the resellers who can sell our products in most cases through the distribution channel. One of the reasons for that is to have visibility so we can extend those relationships.

So while we might expect some impact and a hiccup, our objective would be to - if that distributor isn't successful at restructuring their business to understand what their channel to market are, who their VARs are, who the end customers are. That is a focus for us, overall, in our business to understand who actually uses our products not only to focus on the channel. And that could ameliorate the exposure to that company that is not able to successfully restructure.

Then for the first part of your question, competition in Q4. I don't think we saw anything dramatically different in Q4 than we have seen in other quarters in competition. As we pointed out we don't think that was really any reason for the impact that we saw in Q4, at all. And it makes sense when you think about our business model, typically our customers start very small. We generate in the range of 90% of business every quarter from existing customers, repeat customers. So new customers and losing them would be hard to have that kind of impact we saw in Q4.

It just couldn't happen. There's never a new customer in the pipeline of that size.

*Q**: Also then in terms of acquisition do you think you guys might take a setback in that arena right now? And also any plans to buy back stock?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

In terms of acquisitions we generate cash. We generate cash consistently. We generated cash all through this fiscal year. We project continuing to generate cash.

So obviously we have the resources, we have a very strong cash balance. We have well over $110 million in cash at the end of the fiscal year - well over that. So we have the opportunity to do acquisitions but we are also going to focus on our core business. For us to implement the kind of plan that we are talking about for 2007 it's going to take a lot of management focus and a lot of time and a lot of effort to hire the number of people that we have, to implement the programs, to expand our channels of distribution.

You're talking about a lot of work; so we are going to be careful as we always have been about implementing acquisitions. We are not going to do them just for acquisitions' sake. We've always said we spend our money as if it is our own money. And we will continue to do that.

So we will evaluate acquisitions and if we think they make sense for us and for our shareholders then we will do them. If we don't, we won't do them.

But I don't think anything changes in that, really, as a result of Q4 in particular.

Your other question was share buybacks. You know we always look at efficient -- what are the most efficient uses of our capital. What is the appropriate capital structure for the Company. We look at that and we look at that on a periodic basis. We continue to evaluate that given the fact that we just raised capital in a public offering today.

We don't think that it would be appropriate for us to do a share buyback. We think that we do have other alternative uses for that capital, including acquisitions that we believe could drive better returns for our shareholders. But we will continue to evaluate that over time.

*Q**: Also okay -- thanks for that also -- how much was IBM as a percentage of revenue this quarter? I might have missed that.

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

IBM was 11 to 12% in the quarter but, again, that was just because some of the enterprise business that we projected was projected to go through them. Had that business closed it would have been much higher.

*Q**: I think you might have answered this. Someone might have asked this question before; I might have missed it. But the 6 to $7 million revenue shortfall -- was there any big deal that cost -- what was the biggest deal that was in the pipeline that might have slipped? (MULTIPLE SPEAKERS).

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

I don't -- we haven't disclosed what the biggest deal was. It wasn't just one deal. It was a number of deals, but it was -- they were deals of significant size.

Jean, let's take one more question.

OPERATOR

Brian Murphy from Sidoti & Co.

*Q**: The 12 million in revenue that you had in the first half of last year, you know the large enterprise deals that you don't have visibility for in the first half of the year. Was any of that -- does that include your e900 business in that 12 million?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

Some of it is e900 and some of it is business that we closed through IBM as well. Again it's not necessarily that we are not going to get that business, it's we don't have visibility into it as to where we sit today.

*Q**: Okay. The large telecom provider in France. Can you give us any color on where you are in that rollout?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

They were strong in Q4 and we are ontrack in that rollout relative to where we thought we would be when you take the total number of units that we expected to deliver. That's been ontrack.

*Q**: I think (indiscernible) you mentioned that there was a renewal option for an additional 17,000 units. Is that still ontrack?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

That is in process and we don't feel that -- knock on wood and obviously it's (indiscernible) situation but we feel really good about that.

*Q**: You still have any change in the confidence for the overall revenue potential there? (MULTIPLE SPEAKERS).

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

No change in the overall confidence for the total revenue potential there. If anything, we are identifying additional new opportunities in that customer as well.

*Q**: Last question, I think you mentioned that you have 30 people in Shanghai now. I think you've also previously mentioned that you don't do a lot of -- Asia is not a large percentage of revenue for you now. What are your plans for Asia?

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

We are adding more salespeople in Asia. One of the big opportunities that we see is large multinational companies that are moving into Asia. So we don't show that as Asian revenue, for example. Several of our large retailers, for example, have significant expansion opportunities or expansion plans in Asia. So that obviously presents an opportunity for us.

Same thing with India, for example. We have representation in India but we also have large multinational companies that might buy from us in the United States or in Europe that actually have operations in India. So we will add salespeople and do some focus and add distributors. And we will have some focus on the -- on local customers in those markets but we also see good opportunities with enterprise customers that are rolling out there as well.

We do business in Asia today, you just don't see it reported nor can we report it as Asian revenue; because a lot of it is stuff that we ship to U.S.-based customers.

*Q**: Great. Thank you.


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

MIKE KANTROWITZ - NEOWARE - CHAIRMAN AND CEO

All right. Thank you, everybody. That brings our alloted time for questions to an end. Again I want to apologize if you had a question and we didn't have time to take it. I want to thank you for your time today and I want to point out, as Keith did, we will have our Q4 and fiscal year earnings conference call in early August. We will put out a press release in the next several weeks, announcing that date.

We look forward to talking to you again in early August. Thank you.

OPERATOR

This concludes today's conference call. Thank you for attending.


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